POWER OF ATTORNEY

Crown Finance Foundation, registered at “Am Schragen Weg 14, FL-9490 Vaduz” represented by Dr. Norbert Seeger, Attorney-at-Law, Vaduz, and Dr. Christian Zangerle, Vaduz with collective signatory authorities by two, herewith empowers

Mr. Franz Thomas Alexander Wolf, holder of Passport No. 2478487411 of the Federal Republic of Germany, issued on July 24, 1997 by Landeseinwohneramt Berlin to sign on behalf of Crown Finance Foundation reports to be filed with the United States Security and Exchange Commission under the Securities Exchange Act of 1934.

This Power of Attorney is valid until 3lst July 2004.

Vaduz, 03 July 2003

CROWN FINANCE FOUNDATION

/s/ NORBERT SEEGER	/s/ CHRISTIAN ZANGERLE

(Dr. Norbert Seeger)	(Dr. Christian Zangerle)

[Notary Seal]